Exhibit 99.1

Accenture Reports Record Revenues for the Third-Quarter

— Revenues Increase 11% to $4.08 Billion; EPS Rises 38% to $0.51 —

NEW YORK; July 7, 2005 – Accenture (NYSE: ACN) today reported that net revenues for the third quarter of fiscal 2005, ended May 31, 2005, were $4.08 billion, the highest for any quarter in the company’s history and an 11 percent increase over the same period last year. Diluted earnings per share were $0.51.

The company reported its highest-ever net revenues from both consulting and outsourcing and achieved U.S. dollar growth across all three of its geographic regions and all five of its operating groups. Accenture’s balance sheet and cash position remain strong.

Financial Highlights

•	Revenues before reimbursements (“net revenues”) were $4.08 billion, compared with $3.69 billion for the third quarter of fiscal 2004, an increase of 11 percent in U.S. dollars and 7 percent in local currency, in line with the company’s expected range of $4.0 billion to $4.2 billion.

•	Diluted EPS were $0.51, compared with $0.37 for the third quarter last year, an increase of 38 percent and ahead of the company’s expected range of $0.48 to $0.50.

•	Operating income was $672 million, or 16.5 percent of net revenues. Operating income in the third quarter increased 17 percent over the same period last year.

•	New bookings totaled $3.96 billion, with consulting increasing 18 percent year-over-year to $2.53 billion and outsourcing increasing 15 percent year-over-year to $1.43 billion.

William D. Green, Accenture’s CEO, said, “Our strong third-quarter performance demonstrates that we are delivering value for both clients and shareholders. Top-line growth across all five operating groups contributed to the highest quarterly net revenues in our history. We significantly improved operating margins and achieved 13 percent operating margin year-to-date. Our pipeline continues to expand, and we are seeing solid momentum in all business metrics. Looking ahead, we are confident that we will achieve our financial objectives for the year.”

Financial Review

Gross margin (gross profit as a percentage of net revenues) was 34.6 percent, compared with 35.4 percent for the third quarter of fiscal 2004 and 30.8 percent for the second quarter of fiscal 2005.

Selling, general and administrative costs were $804 million, or 19.7 percent of net revenues, compared with $732 million, or 19.8 percent of net revenues, for the third quarter last year.

Exhibit 99.1

Accenture recorded net reorganization benefits of $66 million in the third quarter of fiscal year 2005. This compares with net reorganization costs of $2 million in the third quarter last year.

Operating income was $672 million, or 16.5 percent of net revenues, for the third quarter of fiscal 2005, compared with $573 million, or 15.5 percent of net revenues, for the third quarter last year. Excluding reorganization benefits and restructuring costs, operating income for the third quarter of fiscal 2005 was $606 million, or 14.9 percent of net revenues, compared with $575 million, or 15.6 percent of net revenues, for the third quarter of fiscal 2004.

Accenture accrued $14 million of variable compensation expense in the third quarter of fiscal 2005, bringing the total accrual for fiscal 2005 to $64 million.

The company’s effective tax rate for the third quarter was 29.4 percent, compared with 34.8 percent for the same period last year. The 29.4 percent effective tax rate includes the effect of the reduction in the year-to-date tax rate from 32.3 percent to 31.1 percent primarily due to the reduction in reorganization liabilities.

Income before minority interest for the third quarter was $486 million, compared with $369 million for the same period last year.

Accenture’s total cash balance at May 31, 2005 was $2.77 billion, compared with $2.55 billion at Aug. 31, 2004 and $3.06 billion at Feb. 28, 2005. Cash combined with $704 million of fixed-income securities classified as investments on the company’s balance sheet was $3.48 billion at May 31, 2005, compared with $3.15 billion at Aug. 31, 2004 and $3.76 billion at Feb. 28, 2005.

For the three months ended May 31, 2005, operating cash flow was $594 million, and property and equipment additions were $70 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $524 million. Total debt at May 31, 2005 was $72 million.

For the nine months ended May 31, 2005, operating cash flow was $1.32 billion, property and equipment additions were $187 million and free cash flow was $1.13 billion. For the nine months ended May 31, 2004, operating cash flow was $1.36 billion, property and equipment additions were $180 million and free cash flow was $1.18 billion.

Consulting and Outsourcing Net Revenues

•	Consulting net revenues were $2.50 billion, or 61 percent of net revenues, an increase of 7 percent in U.S. dollars and 4 percent in local currency over the third quarter last year. Year-to-date, consulting net revenues were $7.18 billion, an increase of 11 percent over the same period last year.

•	Outsourcing accounted for $1.58 billion, or 39 percent of net revenues, an increase of 16 percent in U.S. dollars and 12 percent in local currency over the same period last year. Year to date, outsourcing net revenues were $4.44 billion, an increase of 17 percent over the same period last year.

Exhibit 99.1

Net Revenues by Operating Group

Net revenues for Accenture’s five operating groups were as follows:

•	Communications & High Tech: $1,037 million, compared with $1,018 million for the third quarter of fiscal 2004, an increase of 2 percent in U.S. dollars and a decrease of 1 percent in local currency.

•	Financial Services: $909 million, compared with $753 million for the year-ago period, an increase of 21 percent in U.S. dollars and 16 percent in local currency.

•	Government: $577 million, compared with $548 million for the year-ago period, an increase of 5 percent in U.S. dollars and 2 percent in local currency.

•	Products: $933 million, compared with $812 million for the year-ago period, an increase of 15 percent in U.S. dollars and 11 percent in local currency.

•	Resources: $621 million, compared with $555 million for the year-ago period, an increase of 12 percent in U.S. dollars and 7 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region were as follows:

•	Americas: $1.72 billion, compared with $1.64 billion for the third quarter of fiscal 2004, an increase of 5 percent in U.S. dollars and 4 percent in local currency.

•	Europe, Middle East and Africa (EMEA): $2.09 billion, compared with $1.78 billion for the year-ago period, an increase of 17 percent in U.S. dollars and 10 percent in local currency.

•	Asia Pacific: $270 million, compared with $265 million for the year-ago period, an increase of 2 percent in U.S. dollars and flat in local currency.

Share Repurchase Activity

During the third quarter of fiscal 2005, Accenture repurchased $804 million of its shares. This comprised $283 million for purchases of 12.8 million Accenture Ltd Class A common shares and $521 million for 19.9 million Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares repurchased or redeemed from partners, retired partners and their permitted transferees. At May 31, 2005, Accenture had $2.2 billion of share repurchase authority remaining, of which $631 million remained for use in connection with the company’s open-market share purchase program. The balance was available for redemptions and purchases from Accenture’s partners, former partners, their permitted transferees and employees.

Exhibit 99.1

On June 7, 2005, Accenture closed a tender offer initiated during the third quarter of the fiscal year and purchased or redeemed 18.0 million Accenture SCA Class I common shares and Canada Holdings Inc. exchangeable shares for $408 million. In addition, Accenture expects to purchase or redeem between $250 million and $350 million worth of its shares during the remainder of fiscal year 2005, through both open-market share purchases and its Share Management Plan transactions.

Business Outlook

Fourth Quarter Fiscal 2005

For the fourth quarter of fiscal 2005, Accenture expects net revenues to be in the range of $3.80 billion to $3.90 billion and GAAP diluted earnings per share to be in the range of $0.34 to $0.37.

Full Fiscal Year 2005

For the full fiscal year 2005, Accenture expects net revenue growth of approximately 13 percent in U.S. dollars and 9 percent in local currency, at the low end of its previously stated range. The company has revised its guidance for GAAP diluted earnings per share upward to the range of $1.52 to $1.55, which includes an expected benefit of $0.12 from reductions in reorganization liabilities.

Also for the full fiscal year 2005, Accenture now expects operating cash flow to be $1.80 billion to $2.00 billion; property and equipment additions to be $350 million; and free cash flow to be in the range of $1.45 billion to $1.65 billion. The company continues to expect the annual effective tax rate to be in the range of 31 percent to 33 percent. The company reiterated that it is targeting new bookings for fiscal year 2005 in the range of $18 billion to $20 billion, although given the uneven nature of bookings quarter-to-quarter, the company expects bookings to be at the low end of the range.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EDT today to discuss its third-quarter fiscal 2005 financial results. To participate, please dial +1 (888) 276-0007 [+1 (612) 332-1025 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com and via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 786167 from 9:45 p.m. EDT Thursday, July 7 through 11:59 p.m. EDT Thursday, July 21.

Exhibit 99.1

About Accenture

Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills and technologies to help clients improve their performance. With more than 115,000 people in 48 countries, the company generated net revenues of US$13.67 billion for the fiscal year ended Aug. 31, 2004. Its home page is www.accenture.com.

Forward-Looking Statements

This news release contains forward-looking statements relating to our operations and results of operations, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Accenture discloses free cash flow (defined as operating cash flow net of property and equipment additions) as well as operating income excluding reorganization benefits and costs and restructuring costs because Accenture’s management believes doing so provides investors with additional information regarding Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

###

Contact:

Roxanne Taylor
Accenture
+1 (917) 452 5106
roxanne.taylor@accenture.com

Exhibit 99.1

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENTS

For the Three Months Ended May 31, 2005 and 2004
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	2005		2004
		% of Net		% of Net
		Revenues		Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$4,078,573	100%	$3,686,662	100%
Reimbursements	419,037	10%	363,579	10%

Revenues	4,497,610	110%	4,050,241	110%
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	2,669,056	65%	2,379,787	65%
Reimbursable expenses	419,037	10%	363,579	10%

Cost of services	3,088,093	76%	2,743,366	74%
Sales and marketing	421,238	10%	391,233	11%
General and administrative costs	382,430	9%	340,549	9%
Reorganization (benefits) costs and restructuring costs	(66,099)	(2%)	1,936	0%

Total operating expenses	3,825,662	94%	3,477,084	94%

OPERATING INCOME	671,948	16%	573,157	16%
Gain on investments, net	4,672	0%	337	0%
Interest income	29,075	1%	16,436	0%
Interest expense	(6,373)	0%	(5,403)	0%
Other expense	(10,919)	0%	(18,705)	(1%)
Equity in losses of affiliates	—	0%	(70)	0%

INCOME BEFORE INCOME TAXES	688,403	17%	565,752	15%
Provision for income taxes	202,392	5%	196,883	5%

INCOME BEFORE MINORITY INTEREST	486,011	12%	368,869	10%
Minority interest in Accenture SCA and Accenture Canada Holdings Inc.	(178,677)	(4%)	(157,439)	(4%)
Minority interest – other (1)	(2,054)	0%	(1,021)	0%

NET INCOME	$305,280	7%	$210,409	6%

CALCULATION OF EARNINGS PER SHARE:
Net income	$305,280		$210,409
Minority interest in Accenture SCA and Accenture Canada Holdings Inc. (2)	178,677		157,439

Net income for diluted earnings per share calculation	$483,957		$367,848

EARNINGS PER SHARE:
- Basic	$0.52		$0.38

- Diluted	$0.51		$0.37

WEIGHTED AVERAGE SHARES:
- Basic	587,277,097		558,330,780
- Diluted	951,945,669		1,000,536,090

(1)	Minority interest – other is comprised primarily of minority interest attributable to the minority shareholders of Avanade, Inc.

(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture Ltd Class A common shares, on a one-for-one basis.

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENTS

For the Nine Months Ended May 31, 2005 and 2004
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	2005		2004
		% of Net		% of Net
		Revenues		Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$11,622,450	100%	$10,250,456	100%
Reimbursements	1,162,916	10%	1,056,577	10%

Revenues	12,785,366	110%	11,307,033	110%
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	7,823,445	67%	6,743,224	66%
Reimbursable expenses	1,162,916	10%	1,056,577	10%

Cost of services	8,986,361	77%	7,799,801	76%
Sales and marketing	1,157,100	10%	1,100,492	11%
General and administrative costs	1,134,723	10%	996,038	10%
Reorganization (benefits) costs and restructuring costs	(94,868)	(1%)	22,976	0%

Total operating expenses	11,183,316	96%	9,919,307	97%

OPERATING INCOME	1,602,050	14%	1,387,726	14%
Gain on investments, net	19,305	0%	4,167	0%
Interest income	77,259	1%	42,046	0%
Interest expense	(18,989)	0%	(16,970)	0%
Other (expense) income	(16,092)	0%	586	0%
Equity in losses of affiliates	—	0%	(1,272)	0%

INCOME BEFORE INCOME TAXES	1,663,533	14%	1,416,283	14%
Provision for income taxes	517,359	4%	492,867	5%

INCOME BEFORE MINORITY INTEREST	1,146,174	10%	923,416	9%
Minority interest in Accenture SCA and Accenture Canada Holdings Inc.	(429,046)	(4%)	(414,584)	(4%)
Minority interest – other (1)	(5,789)	0%	(994)	0%

NET INCOME	$711,339	6%	$507,838	5%

CALCULATION OF EARNINGS PER SHARE:
Net income	$711,339		$507,838
Minority interest in Accenture SCA and Accenture Canada Holdings Inc. (2)	429,046		414,584

Net income for diluted earnings per share calculation	$1,140,385		$922,422

EARNINGS PER SHARE:
- Basic	$1.21		$0.94

- Diluted	$1.18		$0.92

WEIGHTED AVERAGE SHARES:
- Basic	589,530,351		541,048,400
- Diluted	970,397,159		1,007,158,708

(1)	Minority interest – other is comprised primarily of minority interest attributable to the minority shareholders of Avanade, Inc.

(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture Ltd Class A common shares, on a one-for-one basis.

Exhibit 99.1

ACCENTURE LTD

SUMMARY OF REVENUES

For the Three and Nine Months Ended May 31, 2005 and 2004
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended			Percent
			Percent	Increase/	Percent of
	May 31,	May 31,	Increase	(Decrease)	Total 2005
	2005	2004	US $	Local Currency	Net Revenues
OPERATING GROUPS
Communications & High Tech	$1,036,972	$1,018,385	2%	(1%)	26%
Financial Services	909,421	752,600	21%	16%	22%
Government	577,248	547,616	5%	2%	14%
Products	932,680	811,548	15%	11%	23%
Resources	620,564	554,620	12%	7%	15%
Other	1,688	1,893	n/m	n/m	—

TOTAL Net Revenues	4,078,573	3,686,662	11%	7%	100%

Reimbursements	419,037	363,579	15%

TOTAL REVENUES	$4,497,610	$4,050,241	11%

GEOGRAPHY
Americas	$1,722,388	$1,637,380	5%	4%	42%
EMEA	2,086,121	1,784,519	17%	10%	51%
Asia Pacific	270,064	264,763	2%	—	7%

TOTAL Net Revenues	4,078,573	3,686,662	11%	7%	100%

Reimbursements	419,037	363,579	15%

TOTAL REVENUES	$4,497,610	$4,050,241	11%

	Nine Months Ended
			Percent	Percent	Percent of
	May 31,	May 31,	Increase	Increase	Total 2005
	2005	2004	US $	Local Currency	Net Revenues
OPERATING GROUPS
Communications & High Tech	$2,991,991	$2,828,207	6%	2%	26%
Financial Services	2,575,450	2,046,180	26%	19%	22%
Government	1,622,162	1,493,761	9%	5%	14%
Products	2,646,272	2,228,075	19%	14%	23%
Resources	1,781,449	1,647,515	8%	3%	15%
Other	5,126	6,718	n/m	n/m	—

TOTAL Net Revenues	11,622,450	10,250,456	13%	8%	100%

Reimbursements	1,162,916	1,056,577	10%

TOTAL REVENUES	$12,785,366	$11,307,033	13%

GEOGRAPHY
Americas	$4,806,624	$4,630,069	4%	3%	41%
EMEA	6,000,488	4,910,302	22%	13%	52%
Asia Pacific	815,338	710,085	15%	11%	7%

TOTAL Net Revenues	11,622,450	10,250,456	13%	8%	100%

Reimbursements	1,162,916	1,056,577	10%

TOTAL REVENUES	$12,785,366	$11,307,033	13%

n/m = not meaningful

Exhibit 99.1

ACCENTURE LTD

OPERATING INCOME BY OPERATING GROUP (OG)

For the Three Months Ended May 31, 2005 and 2004
(In thousands of U.S. dollars)
(Unaudited)

	Operating Income as Reported
	May 31, 2005		May 31, 2004
		Percent of		Percent of
	Operating	OG Net	Operating	OG Net	Increase (Decrease)
Operating Groups	Income	Revenues	Income	Revenues	US$	Percent
Communications & High Tech	$222,520	21%	$145,241	14%	$77,279	53%
Financial Services	163,218	18%	106,090	14%	57,128	54%
Government	69,181	12%	110,365	20%	(41,184)	(37%)
Products	117,381	13%	141,965	17%	(24,584)	(17%)
Resources	99,648	16%	69,496	13%	30,152	43%

Total Operating Income	$671,948	16%	$573,157	16%	$98,791	17%

	Non-GAAP Operating Income
	(Operating Income Excluding Reorganization) (1)
	May 31, 2005		May 31, 2004
	Non-GAAP	Percent of	Non-GAAP	Percent of
	Operating	OG Net	Operating	OG Net	Increase (Decrease)
Operating Groups	Income	Revenues	Income	Revenues	US$	Percent
Communications & High Tech	$207,027	20%	$145,727	14%	$61,300	42%
Financial Services	147,929	16%	106,510	14%	41,419	39%
Government	59,555	10%	110,637	20%	(51,082)	(46%)
Products	101,445	11%	142,402	18%	(40,957)	(29%)
Resources	89,893	14%	69,817	13%	20,076	29%

Total Non-GAAP Operating Income	$605,849	15%	$575,093	16%	$30,756	5%

(1)	For the three months ended May 31, 2005, Accenture recorded net reorganization benefits of $66,099 primarily resulting from final determinations of certain reorganization liabilities established in connection with Accenture’s transition to a corporate structure in 2001, allocated to the operating groups in the following amounts: Communications & High Tech $15,493; Financial Services $15,289; Government $9,626; Products $15,936; and Resources $9,755. For the three months ended May 31, 2004, Accenture recorded reorganization costs of $1,936 related to certain reorganization liabilities established in connection with Accenture’s transition to a corporate structure in 2001, allocated to the operating groups in the following amounts: Communications & High Tech $486; Financial Services $420; Government $272; Products $437; and Resources $321. These amounts are excluded from the table.

Exhibit 99.1

ACCENTURE LTD

OPERATING INCOME BY OPERATING GROUP (OG)

For the Nine Months Ended May 31, 2005 and May 31, 2004
(In thousands of U.S. dollars)
(Unaudited)

	Operating Income as Reported
	May 31, 2005		May 31, 2004
		Percent of		Percent of
	Operating	OG Net	Operating	OG Net	Increase (Decrease)
Operating Groups	Income	Revenues	Income	Revenues	US$	Percent
Communications & High Tech	$510,345	17%	$279,761	10%	$230,584	82%
Financial Services	385,697	15%	271,909	13%	113,788	42%
Government	128,791	8%	247,539	17%	(118,748)	(48%)
Products	301,240	11%	371,817	17%	(70,577)	(19%)
Resources	275,977	15%	216,700	13%	59,277	27%

Total Operating Income	$1,602,050	14%	$1,387,726	14%	$214,324	15%

	Non-GAAP Operating Income
	(Operating Income Excluding Reorganization and
	Restructuring) (1)
	May 31, 2005		May 31, 2004
	Non-GAAP	Percent of	Non-GAAP	Percent of
	Operating	OG Net	Operating	OG Net	Increae (Decrease)
Operating Groups	Income	Revenues	Income	Revenues	US$	Percent
Communications & High Tech	$487,696	16%	$285,535	10%	$202,161	71%
Financial Services	363,860	14%	276,997	14%	86,863	31%
Government	114,620	7%	250,903	17%	(136,283)	(54%)
Products	278,857	11%	376,851	17%	(97,994)	(26%)
Resources	262,149	15%	220,416	13%	41,733	19%

Total Non-GAAP Operating Income	$1,507,182	13%	$1,410,702	14%	$96,480	7%

(1)	For the nine months ended May 31, 2005, Accenture recorded net reorganization benefits of $94,868 primarily resulting from final determinations of certain reorganization liabilities established in connection with Accenture’s transition to a corporate structure in 2001, allocated to the operating groups in the following amounts: Communications & High Tech $22,649; Financial Services $21,837; Government $14,171; Products $22,383; and Resources $13,828. For the nine months ended May 31, 2004, Accenture recorded restructuring costs of $107,256 related to the Company’s global consolidation of office space and net reorganization benefits of $84,280 primarily resulting from final determinations of certain reorganization liabilities established in connection with Accenture’s transition to a corporate structure in 2001. The net cost of $22,976 was allocated to the operating groups in the following amounts: Communications & High Tech $5,774; Financial Services $5,088; Government $3,364; Products $5,034; and Resources $3,716. These amounts are excluded from the table.

Exhibit 99.1

ACCENTURE LTD

CONSOLIDATED BALANCE SHEETS

May 31, 2005 and August 31, 2004
(In thousands of U.S. dollars)

	May 31,	August 31,
	2005	2004
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,773,031	$2,552,958
Short-term investments	422,397	285,288
Receivables from clients, net	1,884,160	1,662,211
Unbilled services	1,441,493	1,049,870
Other current assets	545,713	606,867

Total current assets	7,066,794	6,157,194

NON-CURRENT ASSETS:
Investments	310,174	340,121
Property and equipment, net	669,086	643,946
Other non-current assets	1,034,074	872,223

Total non-current assets	2,013,334	1,856,290

TOTAL ASSETS	$9,080,128	$8,013,484

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	$25,876	$36,715
Accounts payable	802,878	523,931
Deferred revenues	1,367,340	980,461
Accrued payroll and related benefits	1,444,242	1,508,126
Other accrued liabilities	1,378,253	1,389,556

Total current liabilities	5,018,589	4,438,789

NON-CURRENT LIABILITIES:
Long-term debt	45,638	32,161
Other non-current liabilities	1,160,842	1,129,765

Total non-current liabilities	1,206,480	1,161,926

MINORITY INTEREST	1,083,923	940,963

EQUITY:
Shareholders’ equity	1,771,136	1,471,806

Total equity	1,771,136	1,471,806

TOTAL LIABILITIES AND EQUITY	$9,080,128	$8,013,484